Exhibit 3.1

EXTRA SPACE STORAGE INC.

ARTICLES OF AMENDMENT AND RESTATEMENT

FIRST: Extra Space Storage Inc., a Maryland corporation (the “Corporation”), desires to amend and restate its charter as currently in effect and as hereinafter amended.

SECOND: The following provisions are all the provisions of the charter currently in effect and as hereinafter amended:

ARTICLE I

NAME

The name of the Corporation is:

Extra Space Storage Inc.

ARTICLE II

PURPOSE

The purposes for which the Corporation is formed are to engage in any lawful act or activity (including, without limitation or obligation, engaging in business as a real estate investment trust under the Internal Revenue Code of 1986, as amended, or any successor statute (the “Code”)) for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force. For purposes of these Articles of Amendment and Restatement, “REIT” means a real estate investment trust under Sections 856 through 860 of the Code.

ARTICLE III

PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT

The address of the principal office of the Corporation in the State of Maryland is c/o National Registered Agents, Inc. of MD, 11 E. Chase Street, Baltimore, Maryland 21202. The name of the resident agent of the Corporation in the State of Maryland is National Registered Agents, Inc. of MD, 11 E. Chase Street, Baltimore, Maryland 21202. The resident agent is a corporation of and resident of the State of Maryland.

ARTICLE IV

PROVISIONS FOR DEFINING, LIMITING

AND REGULATING CERTAIN POWERS OF THE COMPANY

AND OF THE STOCKHOLDERS AND DIRECTORS

Section 4.1 Number of Directors. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors of the Corporation initially shall be seven (7), which number may be increased or decreased pursuant to the Bylaws, but shall never be less than the minimum number required by the Maryland General Corporation Law (the “MGCL”) nor more than fifteen (15). The names of the directors who shall serve until the first annual meeting of stockholders and until their successors are duly elected and qualify are:

Kenneth M. Woolley

Spencer F. Kirk

Anthony Fanticola

Dean Jernigan

Roger B. Porter

Hugh Horne

K. Fred Skousen

These directors may increase the number of directors and may fill any vacancy, whether resulting from an increase in the number of directors or otherwise, on the Board of Directors occurring before the first annual meeting of stockholders in the manner provided in the Bylaws.

The Corporation elects, at such time as it becomes eligible to make the election provided for under Section 3-802(b) of the MGCL, that, except as may be provided by the Board of Directors in setting the terms of any class or series of stock, any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred.

Section 4.2 Extraordinary Actions. Except as specifically provided in Section 4.8 (relating to removal of directors) and in Article VII (relating to amendments), notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the Board of Directors and taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.

Section 4.3 Authorization by Board of Stock Issuance. The Board of Directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the charter (the “Charter”) or the Bylaws (the “Bylaws”) of the Corporation.

Section 4.4 Preemptive Rights. Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock pursuant to Section 5.5 or as may otherwise be provided by contract, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell.

Section 4.5 Indemnification. The Corporation shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former director or officer of the Corporation or (b) any individual who, while a director of the Corporation and at the request of the Corporation, serves or has served as director, officer, partner or trustee of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity. The

Corporation shall have the power, with the approval of the Board of Directors, to provide such indemnification and advancement of expenses to any person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation.

Section 4.6 Determinations by Board. The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Directors consistent with the Charter, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, annual or other cash flow, funds from operations, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); any interpretation of the terms, preferences, conversion or other rights, restrictions, limitations as to dividends or distributions, qualifications or terms or conditions of redemption of any class or series of stock of the Corporation; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation or of any shares of stock of the Corporation; the number of shares of stock of any class of the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; or any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, the Charter or Bylaws or otherwise to be determined by the Board of Directors.

Section 4.7 REIT Qualification. The Board of Directors shall have the authority to cause the Corporation to elect to qualify for federal income tax treatment as a REIT. Following such election, if the Board of Directors determines that it is no longer in the best interests of the Corporation to continue to be qualified as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation’s REIT election pursuant to Section 856(g) of the Code.

Section 4.8 Removal of Directors. Subject to the rights of holders of one or more classes or series of Preferred Stock to elect or remove one or more directors, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and then only by the affirmative vote of at least two-thirds of the votes of stockholders entitled to be cast generally in the election of directors. For the purpose of this paragraph, “cause” shall mean, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to the Corporation through bad faith or active and deliberate dishonesty.

ARTICLE V

STOCK

Section 5.1 Authorized Shares. The Corporation has authority to issue 254,100,000 shares of stock, initially consisting of 200,000,000 shares of common stock, $.01 par value per share (“Common Stock”), 4,100,000 shares of non-voting stock, $.01 par value per share (“Contingent Conversion Shares” or “CCSs”), and 50,000,000 shares of preferred stock, $.01 par value per share (“Preferred Stock”). The aggregate par value of all authorized shares of stock having par value is $0.01. If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to this Article V, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph. The Board of Directors, with the approval of a majority of the Board and without any action by the stockholders of the Corporation, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.

Section 5.2 Common Stock.

5.2.1 Subject to the provisions of Article VI and except as may be otherwise specified in the terms of any class or series of Common Stock, each share of Common Stock shall entitle the holder thereof to one vote.

5.2.2 The holders of shares of Common Stock shall be entitled to receive dividends when and as authorized by the Board of Directors, but only out of funds legally available therefor.

5.2.3 In the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation, each holder of shares of Common Stock shall be entitled (after payment or provision for payment of the debts and other liabilities of the Corporation and to holders of any class of stock hereafter classified or reclassified having a preference as to distributions in the liquidation, dissolution or winding up of the Corporation) to share ratably in the remaining net assets of the Corporation, together with the holders of any other class of stock hereafter classified or reclassified not having a preference as to distributions in the liquidation, dissolution or winding up of the Corporation.

5.2.4 The Board of Directors may reclassify any unissued shares of Common Stock from time to time in one or more classes or series of stock.

Section 5.3 Contingent Conversion Shares.

5.3.1 Except as expressly provided in the next sentence herein, the holders of CCSs shall not have any voting rights. So long as any CCSs are outstanding, the Corporation shall not, without the affirmative vote of at least two-thirds of the CCSs outstanding at the time, given in person or by proxy, either in writing or at a meeting, amend, alter or repeal the provisions of the Charter, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the CCSs; provided, however, that with respect to the occurrence of any event set forth above, so long as the CCSs remain outstanding with the terms thereof materially unchanged, the occurrence of any such event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers of the CCSs.

5.3.2 The holders of CCSs shall not be entitled to receive any dividends or distributions in respect of their CCSs.

5.3.3 CCSs shall be issued by the Corporation without certificates. The Corporation shall maintain in book entry format a stock ledger to record the names and addresses of the holders of record of the CCSs. At the time of issuance or transfer of the CCSs, the Corporation shall send to the holder thereof the information required by Section 2-211 of the MGCL.

5.3.4 Within 30 days after the end of each quarter beginning with the quarter ending March 30, 2006 and ending with the quarter ending December 31, 2008, the Corporation shall calculate the Lease-Up NOI (as defined herein) over the 12-month period ending in such quarter (each such 12-month period being referred to as a “Measurement Period”) and the applicable Conversion Percentage (as herein defined). For purposes hereof, (i) the “Lease-Up NOI” for any Measurement Period shall equal the total revenues less the property related expenses achieved from such early stage lease-up properties listed on Schedule A hereto, subject to adjustment to take into account sales of any of the lease-up properties that occur on or prior to December 31, 2008, and (ii) the “Conversion Percentage” shall be an amount not less than zero nor more than 100% equal to (A) a fraction, the numerator of which shall be an amount not less than zero equal to the Lease-Up NOI achieved during the Measurement Period less $5,100,000 and the denominator of which is equal to $4,600,000 less (B) the sum of all Conversion Percentages determined for all prior Measurement Periods. By way of example, if the Lease-Up NOI is $6,000,000 for the first Measurement Period and $7,000,000 for the second Measurement Period, the Conversion Percentage shall equal approximately 20% for the first Measurement Period ($6,000,000 minus $5,100,000 with the remainder divided by$4,600,000) and shall equal approximately 21% for the second Measurement Period ($7,000,000 minus $5,100,000 with the remainder divided by $4,600,000 and 20% subtracted from the result 41%). All calculations described above shall be performed by the Corporation and shall be verified by the Corporation’s independent accountants and reviewed and approved by a majority of the Corporation’s independent directors whose decision shall be final and binding absent manifest error or fraud.

Within five days after the Lease-Up NOI and the Conversion Percentage have been determined for any Measurement Period in which the Conversion Percentage is greater than zero, the Corporation shall send to each holder of record of CCSs to the address shown on the stock record books of the Corporation a notice (each a “Mandatory Conversion Notice”) setting forth the calculation of Lease-Up NOI, the Conversion Percentage in respect of such Measurement Period and the date (the “Conversion Date”) that CCSs will be converted into shares of Common Stock (which date shall be the date of the Mandatory Conversion Notice). Effective as of the Conversion Date, the number of CCSs held by such holder multiplied by the Conversion Percentage shall convert into shares of Common Stock. Each converted CCS shall be converted into shares of Common Stock at the conversion rate of one share of Common Stock for each converted CCS, subject to adjustment as determined in good faith by the Board of Directors to prevent dilution or enlargement of the conversion rights of the holders of the CCS in the event that the Corporation (A) pays a dividend or makes a distribution on its Common Stock in shares of its Common Stock, (B) subdivides its outstanding Common Stock into a greater number of shares, or (C) combines its outstanding Common Stock into a smaller number of shares. Any such adjustment made pursuant to the preceding sentence will become effective immediately after the record date in the case of a dividend or distribution, and will become effective immediately after the effective date in the case of a subdivision or combination. If such dividend or distribution is declared but is not paid or made, the conversion rate then in effect will be appropriately readjusted; however, a readjustment will not affect any conversion which takes place before the readjustment. Whenever the conversion rate for the CCSs is adjusted, the Corporation will promptly send each holder of record of CCSs a notice of the adjustment setting forth the adjusted conversion rate and the date on which the adjustment becomes effective and containing a brief description of the events which caused the adjustment.

For purposes of this calculation, in the event that any property on Schedule A hereto is sold on or prior to December 31, 2008, in lieu of the actual net operating income derived from such property for the 12-month period ended on the measurement date immediately preceding such sale and in each subsequent 12-month measurement period, the Lease-Up NOI from such property for each period shall be equal to the sale price for such property multiplied by 8% and additional CCSs shall be immediately converted into Common Shares to give effect to such recalculation to give effect to such provision. The sale of any property set forth on Schedule A hereto while any CCSs remain outstanding shall be approved by a majority of the Corporation’s independent directors.

5.3.5 If there is a reclassification or change of outstanding shares of Common Stock (other than a change in par value, or as a result of a subdivision or combination), or a merger or consolidation of the Corporation with any other entity that results in a reclassification, change, conversion, exchange or cancellation of outstanding shares of Common Stock, or a sale or transfer of all or substantially all of the assets of the Corporation, upon any subsequent conversion of CCSs each holder of CCSs will be entitled to receive the kind and amount of securities, cash and other property which the holder would have received if the CCSs had been converted into Common Stock immediately before the first of those events and had retained all the securities, cash and other assets received as a result of all those events.

5.3.6 Effective on each Conversion Date, the Corporation shall revise the stock ledger it maintains in book entry format for the CCSs to reflect the conversion of CCSs being converted on such Conversion Date and shall, as soon thereafter as is practicable, send, or cause to be sent, to each holder (at the address reflected for such holder on the Corporation’s records) of converted CCSs a certificate representing the number of shares of Common Stock to which such holder is entitled in connection with such conversion. The person in whose name a certificate for shares of Common Stock (or other securities) is to be issued upon a conversion will be deemed to have become the holder of record of the shares of Common Stock (or other securities) represented by that certificate effective on the Conversion Date. All shares of Common Stock (or other securities) delivered upon conversion of CCSs will upon delivery be duly and validly issued and fully paid and nonassessable shares of Common Stock, not subject to any liens and charges created by the Corporation nor subject to any preemptive rights. Effective on the Conversion Date, the converted CCSs will no longer be deemed to be outstanding and all rights of the holder with respect to those shares will immediately terminate, except the right to receive the Common Stock or other securities, cash or other assets to be issued or distributed as a result of the conversion.

5.3.7 The Corporation will at all times reserve and keep available, free from preemptive rights, out of the authorized but unissued shares of Common Stock for the purpose of effecting conversion of the CCSs, the maximum number of shares of Common Stock which the Corporation would be required to deliver upon the conversion of all CCSs then remaining outstanding. For the purposes of this Section 5.3.7, the number of shares of Common Stock which the Corporation would be required to deliver upon the conversion of all the outstanding CCSs will be computed as if at the time of the computation all the outstanding CCSs were held by a single holder. Upon any such conversion, no fractional shares of Common Stock shall be issued and instead the number of shares of Common Stock shall be rounded upward to the next whole share amount. Similarly, no holder of CCSs shall receive fractional shares of Common Stock upon conversion of a CCS and instead shall receive a cash payment in lieu of such fractional share.

5.3.8 All CCSs converted, purchased, exchanged, redeemed or otherwise acquired by the Corporation shall be restored to the status of authorized but unissued shares of Common Stock. All remaining outstanding CCSs not converted in respect of the Measurement Period ended on December 31, 2008, will be cancelled and restored to the status of authorized but unissued shares of Common Stock.

5.3.9 Except as otherwise expressly provided in this Section 5.3, whenever a notice or other communication is required or permitted to be given to holders of CCSs, the notice or other communication will be deemed properly given if deposited in the United States mail, postage prepaid, addressed to the persons shown on the books of the Corporation as the holders of the shares at the addresses as they appear in the books of the Corporation, as of a record date or dates determined in accordance with the Charter, the Bylaws, and applicable law, as in effect from time to time.

5.3.10 The holders of the CCSs will not have any preemptive right, in their capacity as such, to subscribe for or purchase any shares or any other securities which may be issued by the Corporation.

5.3.11 From and after the initial issuance of CCSs, no additional CCSs (or shares of Preferred Stock) shall be issued or sold by the Corporation, except on a pro rata basis to the holders of record of the CCSs immediately prior to such issuance or sale.

5.3.12 The CCSs may only be transferred by a holder of CCSs in connection with a concurrent transfer of Common Stock to the same transferee.

Section 5.4 Preferred Stock. The Board of Directors may classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of Preferred Stock of any series from time to time, in one or more classes or series of stock.

Section 5.5 Classified or Reclassified Shares. Prior to issuance of classified or reclassified shares of any class or series, the Board of Directors by resolution shall (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation, (b) specify the number of shares to be included in the class series; (c) set or change, subject to the provisions of Article VI and subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, including, without limitation, restrictions on transferability, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland (“SDAT”). Any of the terms of any class or series of stock set or changed pursuant to clause (c) of this Section 5.5 may be made dependent upon facts or events ascertainable outside the Charter (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary or other charter document.

Section 5.6 Charter and Bylaws. All persons who shall acquire stock in the Corporation shall acquire the same subject to the provisions of the Charter and the Bylaws.

Section 5.7 Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the CCSs, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding CCSs; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding CCSs, in addition to such other remedies as shall be available to the holder of such CCSs, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

ARTICLE VI

RESTRICTION ON TRANSFER AND OWNERSHIP

Section 6.1 Definitions. For the purposes of Article VI, the following terms shall have the following meanings:

“Beneficial Ownership” shall mean ownership of Capital Stock by a Person whether the interest in Capital Stock is held directly or indirectly (including by a nominee) and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Sections 856(h)(1)(B) and 856(h)(3) of the Code. The terms “Beneficial Owner,” “Beneficially Own,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

“CCSs” shall mean that non-voting Common Stock that may be issued pursuant to Article V of these Articles of Amendment and Restatement.

“Capital Stock” shall mean the Common Stock, CCSs and Preferred Stock that may be issued pursuant to Article V of these Articles of Amendment and Restatement.

“Capital Stock Ownership Limit” shall mean 7.0% (by value or by number of shares, whichever is more restrictive) of the outstanding Capital Stock of the Corporation, excluding any such outstanding Capital Stock which is not treated as outstanding stock for federal income tax purposes. For purposes of applying the Capital Stock Ownership Limit (1) with respect to a Person holding CCSs, such Person shall be treated as holding the number of shares of Common Stock into which the CCSs held by such Person are convertible at such time, and (2) with respect to all Persons, CCSs held by Persons other than such Person shall not be treated as held by such other Persons.

“Charitable Beneficiary” shall mean one or more beneficiaries of a Trust, as determined pursuant to Section 6.3.6 of this Article VI.

“Code” shall mean the Internal Revenue Code of 1986, amended. All section references to the Code shall include any successor provisions thereof as may be adopted from time to time.

“Common Stock” shall mean that Common Stock that may be issued pursuant to Article V of these Articles of Amendment and Restatement.

“Common Stock Ownership Limit” shall mean 7.0% (by value or by number of shares, whichever is more restrictive) of the outstanding Common Stock of the Corporation. For purposes of applying the Common Stock Ownership Limit with respect to a Person holding CCSs, such Person shall be treated as holding the number of shares of Common Stock into which the CCSs held by such Person are convertible at such time.

“Constructive Ownership” shall mean ownership of any Capital Stock by a Person who is or would be treated as an owner of such Capital Stock either actually or constructively through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Own,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

“Corporation” shall have the meaning set forth in the preamble to these Articles of Amendment and Restatement.

“Designated Investment Entity” shall mean either (i) a pension trust that qualifies for look-through treatment under Section 856(h) of the Code, (ii) an entity that qualifies as a regulated investment company under Section 851 of the Code, or (iii) a Qualified Investment Manager; provided that each beneficial owner of such entity would satisfy the Ownership Limit if such beneficial owner owned directly its proportionate share of the Common Stock that is held by such Designated Investment Entity.

“Designated Investment Entity Limit” shall mean (i) with respect to the Common Stock, 9.8% (in value or number of shares, whichever is more restrictive) of the outstanding Common Stock of the Corporation and (ii) with respect to the Capital Stock, 9.8% (in value or number of share, whichever is more restrictive) of the outstanding Capital Stock of the Corporation.

“Excepted Holder” shall mean the Kirk Family, the Wooley Family and other Person for whom an Excepted Holder Ownership Limit is created by these Articles of Amendment and Restatement or by the Board of Directors pursuant to Section 6.9.1 hereof.

“Excepted Holder Ownership Limit” shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Directors pursuant to Section 6.9.1 hereof, and subject to adjustment pursuant to Section 6.9.4 hereof, the percentage limit established by the Board of Directors pursuant to Section 6.9.1 hereof.

“Initial Date” means the date upon which these Articles of Amendment and Restatement containing this Article VI are filed with the State Department of Assessments and Taxation of Maryland.

“IRS” means the United States Internal Revenue Service.

“Kirk Family” shall mean Spencer F. Kirk and each of his parents, brothers, sisters, spouses and children, any lineal descendants of any of the foregoing, any estates of any of the foregoing and any trusts now or hereafter established for the benefit of any of the foregoing.

“Kirk Family Excepted Holder Limit” shall mean, subject to adjustment pursuant to Section 6.9.4 and this Section 6.1, 13.4% of the Common Stock outstanding or 13.4% of the Capital Stock outstanding. For purposes of determining the Kirk Family Excepted Holder Limit, the Kirk Family shall be treated as owning the number of shares of Common Stock to which the CCSs held by the Kirk Family are convertible at such time.

“Market Price” means the last reported sales price reported on the New York Stock Exchange of the Capital Stock on the trading day immediately preceding the relevant date, or if the Capital Stock is not then traded on the New York Stock Exchange, the last reported sales price of the Capital Stock on the trading day immediately preceding the relevant date as reported on any exchange or quotation system over which the Capital Stock may be traded, or if the Capital Stock is not then traded over any exchange or quotation system, then the market price of the Capital Stock on the relevant date as determined in good faith by the Board of Directors of the Corporation.

“Person” shall mean an individual, corporation, partnership, limited liability company, estate, trust (including trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity; but does not include an underwriter acting in a capacity as such in a public offering of shares of Capital Stock provided that the ownership of such shares of Capital Stock by such underwriter would not result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code, or otherwise result in the Corporation failing to qualify as a REIT and also includes a “group” as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and a group to which an Excepted Holder Limit applies.

“Preferred Stock” shall mean that Preferred Stock that may be issued pursuant to Article V of these Articles of Amendment and Restatement.

“Purported Beneficial Transferee” shall mean, with respect to any purported Transfer (or other event) which results in a transfer to Trust, as provided in Section 6.2.2 of this Article VI, the Purported Record Transferee, unless the Purported Record Transferee would have acquired or owned shares of Capital Stock for another Person who is the beneficial transferee or owner of such shares, in which case the Purported Beneficial Transferee shall be such Person.

“Purported Record Transferee” shall mean, with respect to any purported Transfer (or other event) which results in a transfer to Trust, as provided in Section 6.2.2 of this Article VI, the record holder of the shares of Capital Stock if such Transfer had been valid under Section 6.2.1 of this Article VI.

“Qualified Investment Manager” shall mean an entity (i) who for compensation engages in the business of advising others as to the value of securities or as to the advisability of investing in,

purchasing, or selling securities; (ii) who purchases securities in the ordinary course of its business and not with the purpose or effect of changing or influencing control of the Corporation, nor in connection with or as a participant in any transaction having such purpose or effect, including any transaction subject to Rule 13d-3(b) under the Exchange Act; and (iii) who has or shares voting power and investment power within the meaning of Rule 13d-3(a) under the Exchange Act. A Qualified Investment Manager shall be deemed to beneficially own all Common Stock beneficially owned by its affiliates, after application of the beneficial ownership rules under Section 13(d)(3) of the Exchange Act.

“REIT” shall mean a real estate investment trust under Sections 856 through 860 of the Code.

“Restriction Termination Date” shall mean the first day on which the Board of Directors of the Corporation determines that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT.

“Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise, other disposition of Capital Stock as well as any other event that causes any Person to Beneficially Own or Constructively Own Capital Stock, including (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Capital Stock or (ii) the sale, transfer, assignment or other disposition of any securities (or rights convertible into or exchangeable for Capital Stock), whether voluntary or involuntary, whether such transfer has occurred of record or beneficially or Beneficially or Constructively (including but not limited to transfers of interests in other entities which result in changes in Beneficial or Constructive Ownership of Capital Stock), and whether such transfer has occurred by operation of law or otherwise.

“Trust” shall mean each of the trusts provided for in Section 6.3 of this Article VI.

“Trustee” shall mean any Person unaffiliated with the Corporation, or a Purported Beneficial Transferee, or a Purported Record Transferee, that is appointed by the Corporation to serve as trustee of a Trust.

“Woolley Family” shall mean Kenneth M. Woolley and each of his parents, brothers, sisters, spouses and children, any lineal descendants of any of the foregoing, any estates of any of the foregoing and any trusts now or hereafter established for the benefit of any of the foregoing.

“Woolley Family Excepted Holder Limit” shall mean, subject to adjustment pursuant to Section 6.9.4 and this Section 6.1, 15.5% of the Common Stock outstanding or 15.5% of the Capital Stock outstanding. For purposes of determining the Woolley Family Excepted Holder Limit, the Woolley Family shall be treated as owning the number of shares of common stock to which the CCSs held by the Woolley Family are convertible at such time.

Section 6.2 Restriction on Ownership and Transfers.

6.2.1 From the Initial Date and prior to the Restriction Termination Date:

(a) Except as provided in Section 6.9 of this Article VI, no Person, other than an Excepted Holder or a Designated Investment Entity, shall Beneficially or Constructively Own shares of Common Stock or Capital Stock in excess of the Common Stock Ownership Limit or the Capital Stock Ownership Limit, no Excepted Holder shall Beneficially or Constructively Own shares of Common Stock or Capital Stock in excess of the Excepted Holder Limit for such Excepted Holder and no Designated Investment Entity shall Beneficially or Constructively Own shares of Common Stock or Capital Stock in excess of the Designated Investment Entity Limit.

(b) No Person shall Beneficially or Constructively Own Capital Stock to the extent that such Beneficial or Constructive Ownership would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code or otherwise fail to qualify as a REIT (including but not limited to ownership that would result in the Corporation owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation (either directly or indirectly through one or more partnerships or limited liability companies) from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).

6.2.2 If, during the period commencing on the Initial Date and prior to the Restriction Termination Date, any Transfer or other event occurs that, if effective, would result in any Person Beneficially or Constructively Owning Capital Stock in violation of Section 6.2.1 of this Article VI, (i) then that number of shares of Capital Stock that otherwise would cause such Person to violate Section 6.2.1 of this Article VI (rounded up to the nearest whole share) shall be automatically transferred to a trust for the benefit of a Charitable Beneficiary, as described in Section 6.3, effective as of the close of business on the business day prior to the date of such Transfer or other event, and such Purported Beneficial Transferee shall thereafter have no rights in such shares or (ii) if, for any reason, the transfer to the Trust described in clause (i) of this sentence is not automatically effective as provided therein to prevent any Person from Beneficially or Constructively Owning Capital Stock violation of Section 6.2.1 of this Article VI, then the Transfer of that number of shares of Capital Stock that otherwise would cause any Person to violate Section 6.2.1 shall, subject to Section 6.12, be void ab initio, and the Purported Beneficial Transferee shall have no rights in such shares.

6.2.3 Subject to Section 6.12 of this Article VI and notwithstanding any other provisions contained herein, during the period commencing on the Initial Date and prior to the Restriction Termination Date, any Transfer of Common Stock that, if effective, would result in the Common Stock of the Corporation being beneficially owned by less than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio, and the intended transferee shall acquire no rights in such Common Stock.

Section 6.3 Transfers of Common Stock in Trust.

6.3.1 Upon any purported Transfer or other event described in Section 6.2.2 of this Article VI, such Capital Stock shall be deemed to have been transferred to the Trustee in his capacity as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the business day prior to the purported Transfer or other event that results in transfer to the Trust pursuant to Section 6.2.2. The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation, any Purported Beneficial Transferee, and any Purported Record Transferee. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 6.3.6 of this Article VI.

6.3.2 Capital Stock held by the Trustee shall be issued and outstanding Capital Stock of the Corporation. The Purported Beneficial Transferee or Purported Record Transferee shall have rights in the shares of Capital Stock held by the Trustee. The Purported Beneficial Transferee Purported Record Transferee shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares of Capital Stock held in the Trust.

6.3.3 The Trustee shall have all voting rights and rights to dividends or other distributions with respect to Capital Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Corporation that shares of Capital Stock have been transferred to the Trustee shall be paid by the recipient of such dividend or other distribution to the Trustee upon demand, and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividends or distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Purported Record Transferee and Purported Beneficial Transferee shall have no voting rights with respect to the Capital Stock held in the Trust and, subject to Maryland law, effective as of the date the Capital Stock has been transferred to the Trustee, the Trustee shall have the authority (at the Trustee’s sole discretion) (i) to rescind as void any vote cast by a Purported Record Transferee with respect to such Capital Stock prior to the discovery by the Corporation that the Common Stock has been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article VI, until the Corporation has received notification that the Capital Stock has been transferred into a Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of Stockholders.

6.3.4 Within 20 days of receiving notice from the Corporation that shares of Capital Stock have been transferred to the Trust, the Trustee of the Trust shall sell the shares of Capital Stock held in the Trust to a person, designated by the Trustee, whose ownership of the shares of Capital Stock will not violate the ownership limitations set forth in Section 6.2.1. Upon such sale, the interest of the Charitable Beneficiary in the shares of Capital Stock sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Purported Record Transferee and to the Charitable Beneficiary as provided in this Section 6.3.4. The Purported Record Transferee shall receive the lesser of (i) the price paid by the Purported Record Transferee for the shares of Capital Stock in the transaction that resulted in such transfer to the Trust (or, if the event which resulted in the transfer to the Trust did not involve a purchase of such shares of Capital Stock at Market Price, the Market Price of such shares of Capital Stock on the day of the event which resulted in the transfer of such shares of Capital Stock to the Trust) and (ii) the price per share received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares of Capital Stock held in the Trust. The Trustee may reduce the amount payable to the Purported Record Transferees by the amount of dividends and other distributions, which have been paid to the Purported Record Transferee and are owed by the Purported Record Transferee to the Trustee pursuant to Section 6.3.3. Any net sales proceeds in excess of the amount payable to the Purported Record Transferee shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Corporation that shares of such Capital Stock have been transferred to the Trustee, such shares of Capital Stock are sold by a Purported Record Transferee then (x) such shares of Capital Stock shall be deemed to have been sold on behalf of the Trust and (y) to the extent that the Purported Record Transferee received an amount for such shares of Capital Stock that exceeds the amount that such Purported Record Transferee was entitled to receive pursuant to this Section 6.3.4, such excess shall be paid to the Trustee upon demand.

6.3.5 Capital Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at price per share equal to the lesser of (i) the price per share paid by the Purported Record Transferee for the shares of Capital Stock in the transaction that resulted in such transfer to the Trust (or, if the event which resulted in the Transfer to the Trust did not involve a purchase of such shares of Capital Stock at Market Price, the Market Price of such shares of Capital Stock on the day of the event which resulted in the transfer of such shares of Capital Stock to the Trust) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Company may reduce the amount payable to the Purported Record Transferee by the amount of dividends and other distributions which have been paid to the Purported Record Transferee and are owed by the Purported Record Transferee to the Trustee pursuant to Section 6.3.3. The Company may pay the amount of such reduction to the Trustee for the benefit of the Charitable Beneficiary. The Corporation shall have the right to accept such offer until the Trustee has sold the shares of Capital Stock held in the Trust pursuant to Section 6.3.4. Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares of Capital Stock sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Purported Record Transferee.

6.3.6 By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that (i) the shares of Capital Stock held in the Trust would not violate the restrictions set forth in Section 6.2.1 in the hands of such Charitable Beneficiary and (ii) each Charitable Beneficiary is an organization described in Sections 170(b)(l)(A), 170(c)(2) and 501(c)(3) of the Code.

Section 6.4 Remedies For Breach. If the Board of Directors or a committee thereof or other designees if permitted by the MGCL shall at any time determine in good faith that a Transfer or other event has taken place in violation of Section 6.2 of this Article VI or that a Person intends to acquire, has attempted to acquire or may acquire beneficial ownership (determined without reference to any rules of attribution), Beneficial Ownership or Constructive Ownership of any shares of the Corporation in violation of Section 6.2 of this Article VI, the Board of Directors or a committee thereof or other designees if permitted by the MGCL shall take such action as it deems or they deem advisable to refuse to give effect to prevent such Transfer, including, but not limited to, causing the Corporation to redeem shares of Capital Stock, refusing to give effect to such Transfer or other event on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfers or attempted Transfers or other events in violation of Section 6.2.1 of this Article VI, shall automatically result in the transfer to a Trust as described in Section 6.2.2 and any Transfer in violation of Section 6.2.3 shall, subject to Section 6.12, automatically be void ab initio irrespective of any action (or non-action) by the Board of Directors.

Section 6.5 Notice of Restricted Transfer. Any Person who acquires or attempts to acquire shares in violation of Section 6.2 of this Article VI, or any Person who is a Purported Beneficial Transferee such that an automatic transfer to a Trust results under Section 6.2.2 of this Article VI, shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or attempted Transfer on the Corporation’s status as REIT.

Section 6.6 Owners Required to Provide Information. From the Initial Date and prior to the Restriction Termination Date, each Person who is an owner of shares of Capital Stock and each Person (including the stockholder of record) who is holding shares of Capital Stock for a beneficial owner or Beneficial Owner or Constructive Owner shall, within 30 days after the end of each taxable year, provide to the Corporation a completed questionnaire containing the information regarding its ownership of such shares, as set forth in the regulations (as in effect from time to time) of the U.S. Department of Treasury under the Code. In addition, each Person who is a Beneficial Owner or Constructive Owner of shares of Capital Stock and each Person (including the stockholder of record) who is holding shares of Capital Stock for a Beneficial Owner or Constructive Owner shall, on demand, be required to disclose to the Corporation in writing such information as the Corporation may request in order to determine the effect, if any, of such stockholder’s actual and constructive ownership of shares of Capital Stock on the Corporation’s status as REIT and to ensure compliance with the Common Stock Ownership Limit, the Capital Stock Ownership Limit, an Excepted Holder Ownership Limit or the Designated Investment Entity Limit, or as otherwise permitted by the Board of Directors.

Section 6.7 Remedies Not Limited. Nothing contained in this Article VI (but subject to Section 6.12 of this Article VI) shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders by preservation of the Corporation’s status as a REIT.

Section 6.8 Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Article VI, including any definition contained in Section 6.1, the Board of Directors shall have the power to determine the application of the provisions of this Article VI with respect to any situation based on the facts known to it (subject, however, to the provisions of Section 6.12 of this Article VI). In the event Article VI requires an action by the Board of Directors and these Articles of Amendment and Restatement fail to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this Article VI. Absent a decision to the contrary by the Board of Directors (which the Board may make in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Section 6.2.2) acquired Beneficial or Constructive Ownership of Capital Stock in violation of Section 6.2.1, such remedies (as applicable) shall apply first to the shares of Capital Stock which, but for such remedies, would have been actually owned by such Person, and second to shares of Capital Stock which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such shares of Capital Stock based upon the relative number of the shares of Capital Stock held by each such Person.

Section 6.9 Exceptions.

6.9.1 Subject to 6.2.1(b) hereof, the Board of Directors of the Corporation, in its sole discretion, may exempt (prospectively or retroactively) a Person from the Common Stock Ownership Limit, the Capital Stock Ownership Limit or the Designated Investment Entity Limit, and may establish or increase an Excepted Holder Ownership Limit for such Person, if:

(a) the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no Person’s Beneficial or Constructive Ownership of such Shares will violate Section 6.2.1.(b) hereof;

(b) such Person does not and represents that it will not own, actually or Constructively, an interest in a tenant of the Corporation (or a tenant of any entity owned or controlled by the Corporation) that would cause the Corporation to own, actually or Constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant and the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain this fact (for this purpose, a tenant shall not be treated as a tenant of the Corporation if the Corporation (or an entity owned or controlled by the Corporation) derives (and is expected to continue to derive) a sufficiently small amount of revenue from the tenant such that, in the opinion of the Board of Directors of the Corporation, the Corporation’s ability to qualify as a REIT is not impaired); and

(c) such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in this Article VI) will result in such Shares being automatically transferred to a Charitable Trust in accordance with this Article VI.

6.9.2 Prior to granting any exception pursuant to Section 6.9.1 hereof, the Board of Directors of the Corporation may (but is not obligated to) require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of

Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

6.9.3 The Board of Directors may only reduce the Excepted Holder Ownership Limit for an Excepted Holder: (i) with the written consent of such Excepted Holder at any time, or (ii) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Ownership Limit for that Excepted Holder. No Excepted Holder Ownership Limit with respect to a Person other than a Designated Investment Entity shall be reduced to a percentage that is less than the Common Stock Ownership Limit or the Capital Stock Ownership Limit. No Excepted Holder Limit with respect to a Designated Investment Entity shall be reduced to a percentage that is less than the Designated Investment Entity Limit.

6.9.4 The Board of Directors may from time to time increase or decrease the Common Stock Ownership Limit, the Capital Stock Ownership Limit or the Designated Investment Entity Limit; provided, however, that:

(a) Any decrease may be made only prospectively as to subsequent holders (other than a decrease as a result of a retroactive change in existing law, in which case such decrease shall be effective immediately);

(b) The Common Stock Ownership Limit, the Capital Stock Ownership Limit or the Designated Investment Entity Limit may not be increased if, after giving effect to such increase, five Persons who are considered individuals pursuant to Section 542 of the Code as modified by Section 856(h)(3) of the Code (taking into account all Excepted Holders) could Beneficially Own or Constructively Own, in the aggregate, more than 49.9% in value of the shares of Capital Stock then outstanding; and

(c) Prior to the modification of any of the ownership limitations, the Board of Directors of the Corporation may, in its sole and absolute discretion, require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT.

Section 6.10 Legends. Each certificate for Capital Stock shall bear substantially the following legend:

Restriction on Ownership and Transfer

THE SHARES OF CAPITAL STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON BENEFICIAL AND CONSTRUCTIVE OWNERSHIP AND TRANSFER FOR THE PURPOSE OF THE COMPANY’S MAINTENANCE OF ITS STATUS AS A REAL ESTATE INVESTMENT TRUST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”). SUBJECT TO CERTAIN FURTHER RESTRICTIONS AND EXCEPT AS EXPRESSLY PROVIDED IN THE COMPANY’S ARTICLES OF AMENDMENT AND RESTATEMENT, (1) NO PERSON (OTHER THAN AN EXCEPTED HOLDER OR A DESIGNATED INVESTMENT ENTITY) MAY BENEFICIALLY OR CONSTRUCTIVELY OWN (i) SHARES OF THE COMPANY’S COMMON STOCK IN EXCESS OF 7.0% (BY VALUE OR BY NUMBER OF SHARES, WHICHEVER IS MORE RESTRICTIVE) OF THE OUTSTANDING COMMON STOCK OF THE COMPANY OR (ii) SHARES OF THE COMPANY’S CAPITAL STOCK IN EXCESS OF 7.0% (BY VALUE OR BY NUMBER OF SHARES, WHICHEVER IS MORE RESTRICTIVE) OF THE OUTSTANDING CAPITAL STOCK OF THE COMPANY AND (2) NO DESIGNATED INVESTMENT ENTITY MAY (i) BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF COMMON STOCK IN EXCESS OF 9.8% (BY VALUE OR BY NUMBER OF SHARES, WHICHEVER IS MORE RESTRICTIVE) OF THE OUTSTANDING COMMON STOCK OF THE COMPANY OR (ii) SHARES OF THE COMPANY’S CAPITAL STOCK IN EXCESS OF 9.8% (BY VALUE OR NUMBER OF SHARES, WHICHEVER IS MORE RESTRICTIVE) OF THE OUTSTANDING CAPITAL STOCK OF THE COMPANY; (3) NO PERSON MAY BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF CAPITAL STOCK THAT WOULD RESULT IN THE COMPANY BEING “CLOSELY HELD” UNDER SECTION 856(h) OF THE CODE OR OTHERWISE CAUSE THE COMPANY TO FAIL TO QUALIFY AS A REIT; AND (4) NO PERSON MAY TRANSFER SHARES OF COMMON STOCK IF SUCH TRANSFER WOULD RESULT IN THE COMMON STOCK OF THE COMPANY BEING OWNED BY FEWER THAN 100 PERSONS. AN “EXCEPTED HOLDER” MEANS A PERSON FOR WHOM AN EXCEPTED HOLDER OWNERSHIP LIMIT HAS BEEN CREATED BY THE COMPANY’S ARTICLES OF AMENDMENT AND RESTATEMENT OR BY THE BOARD OF DIRECTORS. ANY PERSON WHO BENEFICIALLY OR CONSTRUCTIVELY OWNS OR ATTEMPTS TO BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF CAPITAL STOCK IN VIOLATION OF THE ABOVE LIMITATIONS MUST IMMEDIATELY NOTIFY THE COMPANY. IF ANY OF THE RESTRICTIONS ON TRANSFER OR OWNERSHIP IS VIOLATED, THE SHARES OF CAPITAL STOCK REPRESENTED HEREBY WILL BE AUTOMATICALLY TRANSFERRED TO THE TRUSTEE OF A TRUST FOR THE BENEFIT OF ONE OR MORE CHARITABLE BENEFICIARIES. IN ADDITION, THE COMPANY MAY REDEEM SHARES UPON THE TERMS AND CONDITIONS SPECIFIED BY THE BOARD OF DIRECTORS IN ITS SOLE DISCRETION IF THE BOARD OF DIRECTORS DETERMINES THAT OWNERSHIP OR A TRANSFER OR OTHER EVENT MAY VIOLATE THE RESTRICTIONS

DESCRIBED ABOVE. FURTHERMORE, UPON THE OCCURRENCE OF CERTAIN EVENTS, ATTEMPTED TRANSFERS IN VIOLATION OF THE RESTRICTIONS DESCRIBED ABOVE MAY BE VOID AB INITIO. ALL TERMS IN THIS LEGEND THAT ARE DEFINED IN THE ARTICLES OF AMENDMENT AND RESTATEMENT OF THE COMPANY SHALL HAVE THE MEANINGS ASCRIBED TO THEM IN THE ARTICLES OF AMENDMENT AND RESTATEMENT OF THE COMPANY, AS THE SAME MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH, INCLUDING THE RESTRICTIONS ON TRANSFER AND OWNERSHIP, WILL BE FURNISHED TO EACH HOLDER OF SHARES OF CAPITAL STOCK ON REQUEST AND WITHOUT CHARGE. REQUESTS FOR SUCH A COPY MAY BE DIRECTED TO THE SECRETARY OF THE COMPANY AT ITS PRINCIPAL OFFICE.

Section 6.11 Severability. If any provision of this Article VI or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provisions shall be affected only to the extent necessary to comply with the determination of such court.

Section 6.12 NYSE Transactions. Nothing in this Article VI shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange. The shares of Capital Stock that are the subject of such a transaction shall continue to be subject to the provisions of this Article VI after such settlement.

Section 6.13 Enforcement. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VI.

Section 6.14 Non-Waiver. No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

ARTICLE VII

AMENDMENTS

The Corporation reserves the right from time to time to make any amendment to the Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any shares of outstanding stock. All rights and powers conferred by the Charter on stockholders, directors and officers are granted subject to this reservation. Any amendment to the Charter shall be valid only if declared advisable by the Board of Directors and approved by the affirmative vote of not less than a majority of all the votes entitled to be cast on the matter. Notwithstanding the foregoing, the Corporation shall not (i) amend Section 4.8 hereof or this clause (i) unless approved by the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter, (ii) amend Section 5.3 hereof or this clause (ii) unless approved by the affirmative vote of the holders of not less than two-thirds of all CCSs and not less than a majority of all outstanding shares of Common Stock and (iii) amend Article VI hereof or this clause (iii) unless approved by the affirmative vote of the holders of not less than two-thirds of all votes entitled to be cast on the matter.

ARTICLE VIII

LIMITATION OF LIABILITY

To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article VIII, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Article VIII, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

THIRD: The amendment to and restatement of the charter as hereinabove set forth have been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law. The total number of shares of stock which the Corporation had authority to issue immediately prior to this amendment and restatement was 1,000 shares, consisting of 1,000 shares of Common Stock, $.01 par value per share. The aggregate par value of all shares of stock having par value was $10.00. The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment and restatement of the charter is 254,100,000 shares of stock, initially consisting of 200,000,000 shares of Common Stock, $.01 par value per share, 4,100,000 CCSs, $.01 par value per share, and 50,000,000 shares of Preferred Stock, $.01 par value per share. The aggregate par value of all authorized shares of stock having par value is $2,541,000.

FOURTH: The current address of the principal office of the Corporation is as set forth in Article III of the foregoing amendment and restatement of the charter.

FIFTH: The name and address of the Corporation’s current resident agent is as set forth in Article III of the foregoing amendment and restatement of the charter.

SIXTH: The number of directors of the Corporation and the names of those currently in office are as set forth in Article IV of the foregoing amendment and restatement of the charter.

SEVENTH: The undersigned Chairman and Chief Executive Officer acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned Chairman and Chief Executive Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its                              and attested to by its Secretary on this      day of August, 2004.

ATTEST:	EXTRA SPACE STORAGE INC.

By:

SCHEDULE A

List of storage facilities to be accounted for in Section 5.3.4

Tracy II, California

Valley Boulevard, Fontana, California

Groton, Connecticut

Wethersfield, Connecticut

Crest Hill, Illinois

Ashland, Massachusetts

Dedham, Massachusetts

Milton, Massachusetts

Saugus, Massachusetts

Hoboken, New Jersey

North Bergen, New Jersey

Mt. Vernon, New York

Nanuet, New York

Plainview, New York

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